As filed with the Securities and Exchange Commission on May 28, 2009.
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
CTS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Indiana (State or Other Jurisdiction of Incorporation or Organization)	35-0225010 (I.R.S. Employer Identification No.)
905 West Boulevard North
Elkhart, Indiana 46514
(Address of Principal Executive Offices, including Zip Code)
CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan
(Full Title of the Plan)
Richard G. Cutter, Esq.
Vice President, General Counsel and Secretary
CTS Corporation
905 West Boulevard North
Elkhart, Indiana 46514
(574) 523-3800
(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
be Registered	Registered(1)(2)	Offering Price Per Share(3)	Aggregate Offering Price(3)	Registration Fee
Common Stock, without par value	3,400,000	$5.52	$18,768,000	$1,048

(1)	Represents the maximum number of shares of Common Stock, without par value (“Common Stock”), of CTS Corporation, an Indiana corporation (the “Registrant”), issuable pursuant to the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan (the “Plan”) being registered on this Registration Statement.

(2)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.

(3)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of the Common Stock on the New York Stock Exchange on May 22, 2009, a date that is within five business days prior to filing.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents have been filed by the Registrant with the Securities and Exchange Commission, referred to as the Commission, and are incorporated herein by reference:
(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 10, 2009 and May 28, 2009; and

(d)	The description of the Registrant’s Common Stock set forth in a Current Report on Form 8-K filed with the Commission on May 18, 2004, including any subsequently filed amendments and reports updating such description.
     All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, referred to as the Exchange Act, subsequent to the date of the Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the securities offered under the Registration Statement is being passed upon for the Registrant by Richard G. Cutter, Esq., Vice President, General Counsel and Secretary of the Registrant. Mr. Cutter is an officer of the Registrant and holds both restricted stock units and vested and unvested options that can be exercised for shares of the Registrant’s Common Stock.
Item 6. Indemnification of Directors and Officers.
     The following summary of the material provisions of the Registrant’s bylaws, the Registrant’s articles of incorporation, the Registrant’s indemnification agreements with its officers and directors and the Indiana Business Corporation Law that relate to indemnification of directors and officers is not intended to be exclusive and is qualified in its entirety by the full text of such bylaws, articles of incorporation, indemnification agreements and statute.
     The Registrant’s bylaws provide that the Registrant shall indemnify its officers and directors to the fullest extent permitted by applicable law. Chapter 37 of the Indiana Business Corporation law

provides, in general, that each director and officer of a corporation may be indemnified against liabilities (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer, if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the corporation, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he or she has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant unless a court determines otherwise.
     The Registrant’s articles of incorporation provide that, to the fullest extent permitted by applicable law, no director or officer of the Registrant will be personally liable to the corporation or its shareholders for monetary damages for any breach of his fiduciary duty as a director or officer provided, however, that such provision does not apply to any liability of a director or officer (a) for breach of fiduciary duty if such breach constitutes willful misconduct or recklessness or (b) for the payment of distributions to shareholders in violation of Section 23-1-28-3 of the Indiana Business Corporation Law.
     Pursuant to separate indemnification agreements with the Registrant, each officer and director of the Registrant is indemnified from all liabilities arising out of their actions or inactions in the performance of their respective duties as officers and directors of the Registrant and for their status as a current or former director or officer of the Registrant.
     The Registrant also maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of the Registrant against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The premiums for such insurance are paid by the Registrant.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 5 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-04639) filed with the Commission on September 1, 1998)

4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 4 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-04639) filed with the Commission on September 1, 1998)

4.3	CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-04639) filed with the Commission on May 28, 2009)

5.1	Opinion of Richard G. Cutter, Esq., Vice President, General Counsel and Secretary of the Registrant

Exhibit No.	Description

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Richard G. Cutter, Esq., Vice President, General Counsel and Secretary of the Registrant (included in Exhibit 5.1)

24.1	Power of Attorney
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elkhart, State of Indiana, on this 28th day of May, 2009.

CTS CORPORATION
By:	/s/ Richard G. Cutter
Richard G. Cutter
Vice President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on May 28, 2009.

Signature	Title

*	President, Chief Executive Officer and Chairman of the Board
Vinod M. Khilnani	(Principal Executive Officer)

*	Senior Vice President and Chief Financial
Donna L. Belusar	Officer (Principal Financial Officer)

*	Vice President and Controller (Principal
Thomas A. Kroll	Accounting Officer)

*	Director
Roger R. Hemminghaus

*	Director
Walter S. Catlow

*	Director
Lawrence J. Ciancia

*	Director
Thomas G. Cody

*	Director
Patricia K. Collawn

*	Director
Michael A. Henning

*	Director
Robert A. Profusek

*	Richard G. Cutter, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of the above indicated officers and directors of the Registrant pursuant to a power of attorney filed with the Securities and Exchange Commission.

May 28, 2009	By:	/s/ Richard G. Cutter
Richard G. Cutter, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 5 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-04639) filed with the Commission on September 1, 1998)

4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 4 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-04639) filed with the Commission on September 1, 1998)

4.3	CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-04639) filed with the Commission on May 28, 2009)

5.1	Opinion of Richard G. Cutter, Esq., Vice President, General Counsel and Secretary of the Registrant

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Richard G. Cutter, Esq., Vice President, General Counsel and Secretary of the Registrant (included in Exhibit 5.1)

24.1	Power of Attorney